FFVA FINANCIAL CORPORATION AND SUBSIDIARY
                                   EXHIBIT 11
              Statement Regarding Computation of Earnings Per Share

                                                    Three Months Ended                          Nine Months Ended
                                                       September 30,                               September 30,
                                               1997                    1996                   1997               1996
                                               ----                    ----                   ----               ----
Primary Earnings per Share:
---------------------------

Weighted average number of shares
outstanding                                   4,521,600             5,075,330               4,553,264         5,325,620

Average unallocated ESOP Shares                (200,000)             (233,852)               (200,000)         (233,852)

Incremental shares attributed to
outstanding options                             348,956               169,336                 301,484           136,069
                                              ---------             ---------              ----------         ---------

Weighted average number of common
stock equivalents                             4,670,556             5,010,814               4,654,748         5,227,837
                                              =========             =========               =========         =========

Net Income                                   $2,082,000            $  358,000              $5,906,000        $3,677,000
                                              =========             =========               =========         =========

Primary earnings per common and
common equivalent share                          $  .45                $  .07                  $ 1.27            $  .70



Earnings Per Share Assuming Full
--------------------------------
Dilution:
---------

Weighted average number of shares
outstanding                                   4,521,600             5,075,330               4,553,264         5,325,620

Average unallocated ESOP shares                (200,000)             (233,852)               (200,000)         (233,852)

Incremental shares attributed to
outstanding options                             366,659               198,238                 366,659           199,519
                                              ---------             ---------              ----------         ---------

Weighted average number of common
stock equivalents                             4,688,259             5,039,716               4,719,923         5,291,287
                                              =========             =========               =========         =========

Net Income                                   $2,082,000            $  358,000              $5,906,000        $3,677,000
                                              =========             =========               =========         =========
Fully diluted earnings per common
and common equivalent shares                     $  .44                $  .07                  $ 1.25            $  .69


The Company accounts for the shares acquired by the Employee Stock Ownership Plan ("ESOP") in accordance with Statement of Position 93-6: shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation.